Exhibit 99.2

NATIONAL GEOSPATIAL-INTELLIGENCE AGENCY OCSR, M/S S84-OCSR, 7500 GEOINT Drive Springfield, Virginia 22150

June 22, 2012

GeoEye Imagery Collection Systems, Inc.

Ms Roslyn Steele, Contracts Manager

2325 Dulles Corner Boulevard

Herndon, VA 20171

Subject:	EnhancedView Other Transaction For Prototype Project (OTFPP) Agreement HM0210-10-9-0001

Reference:	NGA letter of 30 April 2012, OTFPP Notification of Funding

Ms Steele:

This letter provides formal notification to GeoEye that the National Geospatial-Intelligence Agency (NGA) will not provide any additional funding towards the Government’s fixed share under the subject OTFPP Agreement. This letter is in follow-up to the referenced April 30th letter, wherein NGA provided notification under OTFPP Article XLIX, Limitation of Liability, that the Government did not have additional funding to obligate against the Agreement.

NGA would like to discuss with GeoEye the possibility of restructuring the OTFPP Agreement to permit completion of the effort using the remaining undisbursed obligated funds. NGA proposes to restructure the remaining agreement Milestone Events (to include associated revised Augmentation Milestone Completion Criteria and Augmentation Milestone Deliverables) into the four milestones with estimated completion dates as stated below.

a.	Satellite Environmental and Final Functional Test Readiness Review [August 2012]

b.	End-to-End Operational Post Test Review [December 2012]

c.	Launch Readiness Review [March 2013]

d.	Satellite On-Orbit Checkout & First Image Review [Vendor IOC – May 2013]

Additionally, NGA requires the following information reaffirming GeoEye’s commitment and ability to complete and launch GeoEye-2:

a.	Financial information to allow NGA analysis regarding GeoEye’s ability to complete the effort. The financial information shall include:

1)	Evidence of a line of credit adequate to fully fund development through satellite on-orbit checkout & first image review;

2)	Descriptions and evidence of any binding commitments for the sources of all funds;

Subject:	EnhancedView Other Transaction For Prototype Project (OTFPP) Agreement HM0210-10-9-0001

and

3)	A reaffirmation of the GeoEye-2 cost Estimate-at-Complete (EAC), to include the EAC amount.

b.	The GeoEye estimated event dates for the four Milestones events listed above through satellite on-orbit checkout & first image review.

In responding to the above requirement for financial information, GeoEye should base its response on the presumption that no additional funding will be available beyond 30 November 2012 under contract HM0210-10-C-0003.

As the Agreement states, the Government’s monetary liability under this Agreement at any point and time shall not exceed the Government funds obligated under this Agreement minus the Government funds already paid to the Contractor pursuant to this Agreement. The Government continues to reserve its rights under the Termination for Convenience Article and the other provisions of the Agreement.

Please provide your response to the proposed restructure and the requested financial and schedule information no later than 06 July 2012 so that discussions may be scheduled.

If you have any questions, please contact the undersigned at 571-557-2454.

Sincerely,

/s/ MARC M. LESSER
MARC M. LESSER
Agreements Officer

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